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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. ___)*


                                   Itron, Inc.
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    465741106
                                 --------------
                                 (CUSIP Number)

                                December 31, 2005
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |X|  Rule 13d-1(b)

                  |_|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)


                               (Page 1 of 7 Pages)

----------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 465741106                  13G                      Page 2 of 7 Pages
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------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Turner Investment Partners, Inc.
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) |_|
                                                                       (b) |X|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Pennsylvania
------------------------------- ----------- ------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- ------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         1,294,647
            PERSON              ----------- ------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            1,294,647
                                ----------- ------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                             0
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,294,647
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       |_|

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.2%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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CUSIP NO. 465741106                  13G                      Page 3 of 7 Pages
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                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  Itron, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2818 North Sullivan Road
                  Spokane, Washington 99216-1897

ITEM 2(A).  NAME OF PERSON FILING:

                  Turner Investment Partners, Inc.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Turner Investment Partners, Inc.
                  1205 Westlakes Drive, Suite 100
                  Berwyn, PA 19312

ITEM 2(C).  CITIZENSHIP:

                  Pennsylvania

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value



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CUSIP NO. 465741106                  13G                      Page 4 of 7 Pages
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ITEM 2(E).  CUSIP NUMBER:

                  465741106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2 (b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) |_| Broker or dealer registered under Section 15 of the Act.

        (b) |_| Bank as defined in Section 3(a)(6) of the Act.

        (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act.

        (d) |_| Investment Company registered under Section 8 of the Investment Company Act.

        (e) |X| An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

        (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G); see item 7;

        (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box |_|


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CUSIP NO. 465741106                  13G                      Page 5 of 7 Pages
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ITEM 4.  OWNERSHIP.

         (a) Amount Beneficially Owned:

                      1,294,647

         (b) Percent of Class:

                      5.2% (Based upon 24,782,504 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.)

         (c) Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the vote: 0

                      (ii)  Shared power to vote or to direct the vote:
                            1,294,647

                      (iii) Sole power to dispose or to direct the disposition
                            of: 1,294,647

                      (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  The securities in respect of this Schedule 13G, which is filed by Turner Investment Partners, Inc. in its capacity as an investment adviser, are owned of record by clients of Turner Investment Partners. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.



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CUSIP NO. 465741106                  13G                      Page 6 of 7 Pages
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ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.  CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP NO. 465741106                  13G                      Page 7 of 7 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            TURNER INVESTMENT PARTNERS, INC.

                                            /s/  BRIAN F. McNALLY
                                            --------------------------------
                                            Name: Brian F. McNally
                                            Title: General Counsel and
                                                   Chief Compliance Officer
Dated: January 20, 2006